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                                                                    EXHIBIT 23.2


              [LETTERHEAD OF SHAW, PITTMAN, POTTS AND TROWBRIDGE]


                               September 13, 1996

Chevy Chase Bank, F.S.B.
8401 Connecticut Avenue
Chevy Chase, Maryland  20814

     RE:  CAPITOL REVOLVING HOME EQUITY LOAN TRUST 1996-1

Ladies and Gentlemen:

     We consent to the references to Shaw, Pittman, Potts & Trowbridge in the Prospectus Supplement dated September 13, 1996 to the Prospectus dated May 21, 1996, including those references under the captions "Certain Federal Income Tax Consequences" and "Legal Matters." In giving such consent, we do not consider that we are "experts" within the meaning of the term used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,



                              /s/ Shaw, Pittman, Potts & Trowbridge